As filed with the Securities and Exchange Commission on January 6, 2006

Registration No.  333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

VIACOM INC.

(Exact name of registrant as specified in its charter)

Delaware	20-3515052
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1515 Broadway, New York, New York 10036

(212) 258-6000

(Address and phone number of principal executive offices, including zip code)

Viacom Excess 401(k) Plan

Viacom Excess 401(k) Plan for Designated Senior Executives

Viacom Bonus Deferral Plan

Viacom Bonus Deferral Plan for Designated Senior Executives

(Full title of the plans)

Michael D. Fricklas, Esq.

Executive Vice President, General Counsel and Secretary

Viacom Inc., 1515 Broadway, New York, New York 10036

(212) 258-6000

(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate offering price (4)	Amount of registration fee
Deferred	$47,000,000	(2)	100%	$65,000,000	$6,955
Compensation	$18,000,000	(3)
Obligations (1)

(1)         The Deferred Compensation Obligations are unsecured obligations of Viacom Inc. (the “Registrant”) to pay deferred compensation in the future in accordance with the terms of the Viacom Excess 401(k) Plan (the “Excess 401(k) Plan”), the Viacom Excess 401(k) Plan for Designated Senior Executives (the “Excess 401(k) Plan for Designated Senior Executives”), the Viacom Bonus Deferral Plan (the “Bonus Deferral Plan”) and the Viacom Bonus Deferral Plan for Designated Senior Executives (the “Bonus Deferral Plan for Designated Senior Executives”).

(2)         Amount of Deferred Compensation Obligations registered with respect to the Excess 401(k) Plan and the Excess 401(k) Plan for Designated Senior Executives.

(3)         Amount of Deferred Compensation Obligations registered with respect to the Bonus Deferral Plan and the Bonus Deferral Plan for Designated Senior Executives.

(4)         Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*              Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference into this Registration Statement:

(a)           The sections of the Registrant’s Prospectus-Information Statement that relate to the Registrant (the “Prospectus”), which Prospectus forms a part of the Registrant’s Registration Statement on Form S-4 (Registration No. 333-128821) first filed with the Commission on October 5, 2005, as subsequently amended on November 23, 2005 (the “Form S-4”), which contains audited combined financial statements of the Registrant for the most recent fiscal year for which such statements have been filed; and

(b)           The Registrant’s Current Reports on Form 8-K filed December 12, 2005, December 14, 2005, December 21, 2005, December 23, 2005, December 30, 2005 and January 5, 2005.

                In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.  Description of Securities.

Under the Excess 401(k) Plan and the Excess 401(k) Plan for Designated Senior Executives, the Company provides eligible employees the opportunity to agree to the deferral of a specific percentage of their cash compensation.  Under the Bonus Deferral Plan and the Bonus Deferral Plan for Designated Senior Executives, the Company provides eligible employees the opportunity to agree to the deferral of a specific percentage of their bonus compensation.  The obligations of the Company under such agreements (the “Obligations”) will be unsecured general obligations of the Company to pay the deferred compensation, including, in the case of the Excess 401(k) Plan and the Excess 401(k) Plan for Designated Senior Executives, the amounts that the Registrant has credited to a participant’s account as matching contributions, and earnings credited on such amounts in the future in accordance with the terms of the applicable plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

Under the Excess 401(k) Plan, the Excess 401(k) Plan for Designated Senior Executives, the Bonus Deferral Plan and the Bonus Deferral Plan for Designated Senior Executives, amounts credited to a participant’s account are credited with earnings based on a notional investment measurement, which may be shares in investment companies registered under the Investment Company Act of 1940 (mutual funds), commingled investment funds managed by banks or registered investment advisors, bank and debt obligations, investment contracts issued by insurance companies, direct or guaranteed federal or state governmental obligations and shares of common stock that are listed on a domestic or international stock exchange, including shares of the Registrant’s Class A Common Stock, par value $0.001 per share, and Class B Common Stock, par value $0.001 per share.  The Obligations are payable in cash after termination of employment in a lump-sum distribution or in installments, in accordance with the participant’s payment election made in accordance with the terms of the applicable plan.

The Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, hypothecation, encumbrance, attachment or garnishment.  Any attempt by any person to transfer or assign benefits under the Excess 401(k) Plan, the Excess 401(k) Plan for Designated Senior Executives, the Bonus Deferral Plan or the Bonus Deferral Plan for Designated Senior Executives, other than a claim for benefits by a participant or his or her beneficiary(ies), will be null and void.

There is no trading market for the Obligations.  The Obligations are not convertible into any other security of the Registrant.  No trustee has been appointed to take action with respect to the Obligations and each participant in the Excess 401(k) Plan, the Excess 401(k) Plan for Designated Senior Executives, the Bonus Deferral Plan or the Bonus Deferral Plan for Designated Senior Executives will be responsible for enforcing his or her own rights with respect to the Obligations.  The Registrant may, but is not obligated to, set aside amounts or establish a trust or fund to serve as a source of funds from which it can satisfy the Obligations.  Participants in the Excess 401(k) Plan, the Excess 401(k) Plan for Designated Senior Executives, the Bonus Deferral Plan or the Bonus Deferral Plan for Designated Senior Executives will have no rights to any assets held in any trust or fund except as general creditors of the Registrant.  Assets in any trust or fund will at all times be subject to the claims of the Registrant’s general creditors.

Item 5.  Interests of Named Experts and Counsel.

Michael D. Fricklas, Esq., Executive Vice President, General Counsel and Secretary of the Registrant, who has rendered an opinion as to the enforceability of the Obligations, participates in the Excess 401(k) Plan for Designated Senior Executives and the Bonus Deferral Plan for Designated Senior Executives and may continue to do so in the future.

Item 6.  Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) allows a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit.  The Registrant’s Amended and Restated Certificate of Incorporation (the “Viacom Charter”) contains provisions that eliminate directors’ personal liability, in certain circumstances.

Pursuant to the Viacom Charter and the Registrant’s Amended and Restated Bylaws (the “Viacom Bylaws”), the Registrant shall indemnify any person who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer or employee (including a trustee) of another corporation, partnership, joint venture, trust or other enterprise (such person, an “indemnitee”), to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against judgments, fines, amounts paid in settlement and expenses (including attorneys’ fees), actually and reasonably incurred by him in connection with such action, suit or proceeding.  Notwithstanding the foregoing, except with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Registrant shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee, if and only if the Board of Directors of the Registrant authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.

Pursuant to the Viacom Charter and the Viacom Bylaws, to the extent that an indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

The indemnification and advancement of expenses provided by, or granted pursuant to, the indemnification provisions of the Viacom Charter and the Viacom Bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.  Without limiting the foregoing, the Registrant is authorized to enter into an agreement with any director, officer or employee of the Registrant providing indemnification for such person against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including any action, suit or proceeding by or in the right of the Registrant, that arises by reason of the fact that such person is or was a director, officer or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.

The Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the Viacom Charter.

The Registrant has purchased certain liability insurance for its officers and directors as permitted by Section 145(g) of the DGCL.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

See Exhibit Index.

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 6th day of January, 2006.

VIACOM INC.

By:	/s/ Michael D. Fricklas
	Name:	Michael D. Fricklas
	Title:	Executive Vice President, General
Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the 6th day of January, 2006.

Signature	Title

*	Director, President and
Thomas E. Freston	Chief Executive Officer
(Principal Executive Officer)

/s/ Michael J. Dolan	Executive Vice President
Michael J. Dolan	and Chief Financial Officer
(Principal Financial Officer)

/s/ Jacques Tortoroli	Senior Vice President, Controller and Chief Accounting Officer
Jacques Tortoroli	(Principal Accounting Officer)

*	Director
George S. Abrams

*	Director
Philippe P. Dauman

*	Director
Thomas E. Dooley

*	Director
Ellen V. Futter

*	Director
Alan C. Greenberg

Director
Robert K. Kraft

*	Director
Charles E. Phillips, Jr.

*	Vice Chair
Shari Redstone

*	Executive Chairman
Sumner M. Redstone

*	Director
Frederic V. Salerno

*	Director
William Schwartz

*By:	/s/ Michael D. Fricklas
	Michael D. Fricklas, Attorney-in-Fact	January 6, 2006

Exhibit Index

Exhibit No.	Description of Document

4.1

Form of Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.5.2 to the Registrant’s Registration Statement on Form S-4 as amended (File No. 333-128821) filed on November 23, 2005).

4.2

Form of Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.6.2 to the Registrant’s Registration Statement on Form S-4 as amended (File No. 333-128821) filed on November 23, 2005).

4.3

Description of the Viacom Excess 401(k) Plan – The Viacom Excess 401(k) Plan is substantially similar to the Viacom 401(k) Plan for Designated Senior Executives (description incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 001-32686) filed on December 14, 2005).

4.4

Description of the Viacom Excess 401(k) Plan for Designated Senior Executives (incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 001-32686) filed on December 14, 2005).

4.5

Description of the Viacom Bonus Deferral Plan – The Viacom Bonus Deferral Plan is substantially similar to the Viacom Bonus Deferral Plan for Designated Senior Executives (description incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 001-32686) filed on December 14, 2005).

4.6

Description of the Viacom Inc. Bonus Deferral Plan for Designated Senior Executives (incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 001-32686) filed on December 14, 2005).

5.1*	Opinion of Michael D. Fricklas, Executive Vice President, General Counsel and Secretary of the Registrant, as to the enforceability of the Obligations.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Michael D. Fricklas, Executive Vice President, General Counsel and Secretary of the Registrant (included in Exhibit 5.1).

24*	Powers of Attorney.

*    Filed herewith.